EXHIBIT 4.1

RIMAGE CORPORATION
AMENDED AND RESTATED 1992 STOCK OPTION PLAN
(As amended through May 17, 2005)

        The purpose of the Amended and Restated Rimage Corporation 1992 Stock Option Plan (the “Plan”) is to promote the growth and profitability of Rimage Corporation (the “Company”) and its Affiliates by providing its employees, directors and consultants with an incentive to achieve long-term corporate objectives, to attract and retain employees and directors of outstanding competence, and to provide such employees and directors with an equity interest in the Company.

                1.       STOCK SUBJECT TO PLAN. An aggregate of 3,695,000 shares (the “Shares”) of the Common Stock, $.01 par value, of the Company (“Common Stock”) may be subject to Awards granted under the Plan. Such Shares may be authorized but unissued Common Stock or authorized and issued Common Stock that has been or may be acquired by the Company. Shares that are subject to an Award which expires, is terminated unexercised or is forfeited shall again be available for issuance under the Plan.

                2.       ADMINISTRATION.

                (a)       COMMITTEE.   The Plan shall be administered by a Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). The Committee shall be comprised of two or more members of the Board, each of whom shall be a “disinterested person” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

                (b)       POWERS AND DUTIES.    The Committee shall have the authority to grant Options (Section 4), consisting of either Incentive Stock Options or Nonqualified Stock Options, Restricted Stock (Section 6), Stock Appreciation Rights (Section 7), Deferred Stock (Section 8) or Performance Stock (Section 9) (each, an “Award”), or any combination thereof granted under the Plan, including Awards combining two or more types of Awards in a single grant. The Committee shall have the authority to make rules and regulations governing the administration of the Plan; to select the eligible employees to whom Awards shall be granted; to determine the type, amount, size, and terms of any Award; to determine the time when an Award shall be granted; the conditions, including the attainment of specified performance goals, required for the grant of an Award; to determine whether any restrictions shall be placed on Shares purchased pursuant to any Option; to determine the time or times within which awards of restricted stock may be subject to forfeiture and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations need not be uniform, and may be made by it selectively among persons who are eligible to receive Awards under the Plan, whether or not such persons are similarly situated. All interpretations, decisions, or determinations made by the Committee pursuant to the Plan shall be final and conclusive. The Committee may delegate to executive officers of the Company the authority to exercise the following powers with respect to persons who are not either the chief executive officer of the Company or the four highest paid officers of the Company other than the chief executive officer:

(i) to select the eligible persons to whom Awards may from time to time be granted under the Plan;

(ii) to determine whether and to what extent Awards, or a combination of Awards, are to be granted under the Plan;

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(iii) to determine the number of shares of Common Stock to be covered by each such Award granted under the Plan;

                (iv)       to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted under the Plan (including, but not limited to, any restriction on any Stock Option or other award and/or the shares of Common Stock relating thereto and the performance criteria used with Restricted Stock and Deferred Stock Awards), subject to the power of the Board of Directors described in Section 12 of the Plan; and

                (v)       to determine whether, to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the participant.

                (c)       FAIR MARKET VALUE.    For the purposes of the Plan, “Fair Market Value” on a given date shall be (i) the average of the closing representative bid and asked prices of the Common Stock as reported on the National Association of Securities Dealers Automated Quotation System (“Nasdaq”) on such date, if the Common Stock is then quoted on Nasdaq; (ii) the last sale price of the Common Stock as reported on the Nasdaq National Market System on such date, if the Common Stock is then quoted on the Nasdaq National Market System; or (iii) the closing price of the Common Stock on such date on a national securities exchange, if the Common Stock is then being traded on a national securities exchange. If on the date as of which the Fair Market Value is being determined the Common Stock is not publicly traded, the Committee shall make a good faith attempt to determine such Fair Market Value and, in connection therewith, shall take such actions and consider such factors as it deems necessary or advisable.

                3.       ELIGIBILITY.    Any employee, director or consultant of the Company or of any of its Affiliates shall be eligible to receive Awards under the Plan; except that only a director who is not otherwise an employee of the Company or any subsidiary of the Company (an “Eligible Director”) shall be eligible to receive options under Section 5 of the Plan. Any eligible person to whom an Award has been granted under the Plan is referred to herein as a “Recipient.” A Recipient of an Award under the Plan, or under any predecessor plan, may be granted additional Awards if the Committee shall so determine. Except to the extent otherwise provided in the Agreement, the granting of an Award under the Plan shall not affect any outstanding Award previously granted under the Plan or under any other plan of the Company or any Affiliate. For purposes of the Plan, the term “Affiliate” shall mean any “parent corporation” or “subsidiary corporation” of the Company, as those terms are defined in Sections 425(e) and 425(f) of the Internal Revenue Code of 1986, as amended. Notwithstanding the foregoing, no Recipient shall receive grants of Options and Stock Appreciation Rights under the Plan that exceed 100,000 shares during any fiscal year of the Company.

                4.       STOCK OPTIONS.    A stock Option (an “Option”) granted pursuant to the Plan shall entitle the Recipient, upon exercise, to purchase Shares at a specified price during a specified period. The Committee may grant to eligible employees Options which are intended to qualify as “Incentive Stock Options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and may grant to employees, directors or consultants Options which are not intended to so qualify (“Nonqualified Options”), or any combination thereof. Options shall be subject to such terms and conditions as the Committee shall from time to time approve; provided, that each Option shall be subject to the following requirements:

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(a) TYPE OF OPTION. Each Option shall be identified in the agreement pursuant to which it is granted as an Incentive Stock Option or as a Nonqualified Option, as the case may be.

(b) TERM. No Option shall be exercisable more than ten years after the date on which it is granted.

                (c)       PAYMENT.    The purchase price of Shares subject to an Option shall be payable in full at the time the Option is exercised. Payment may be made in cash, in shares of Common Stock having an aggregate Fair Market Value on the date of exercise which is not less than the Option’s exercise price, or by a combination of cash and such shares, as the Committee may determine, and subject to such terms and conditions as the Committee deems appropriate.

                (d)       OPTIONS NOT TRANSFERABLE.    Options shall not be transferable except to the extent permitted by the agreement evidencing such Option; provided, that in no event shall any Option be transferable by the Recipient, other than by will or the laws of descent and distribution. Options shall be exercisable during an Recipient’s lifetime only by such Recipient. If, pursuant to the agreement evidencing any Option, such Option remains exercisable after the Recipient’s death, it may be exercised, to the extent permitted by such agreement, by the personal representative of the Recipient’s estate or by any person who acquired the right to exercise such Option by bequest, inheritance, or otherwise by reason of the Recipient’s death.

(e) INCENTIVE STOCK OPTIONS. If an Option is an Incentive Stock Option, it shall be subject to the following additional requirements:

(i) The purchase price of Shares that are subject to an Incentive Stock Option shall not be less than 100% of the Fair Market Value of such Shares at the time the Option is granted.

                (ii)       The aggregate Fair Market Value (determined at the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable by the Recipient for the first time during any calendar year, under the Plan or any other plan of the Company or any Affiliate, shall not exceed $100,000.

(iii) An Incentive Stock Option shall not be exercisable more than ten years after the date on which it is granted.

                (iv)       The purchase price of Shares that are subject to an Incentive Stock Option granted to an employee who, at the time such Option is granted, owns 10% or more of the total combined voting power of all classes of stock of the Company or of any Affiliate shall not be less than 110% of the Fair Market Value of such Shares on the date such Option is granted, and such Option may not be exercisable more than five years after the date on which it is granted. For the purposes of this subparagraph, the rules of Section 425(d) of the Code shall apply in determining the stock ownership of any employee.

Subject to the foregoing, options may be made exercisable in one or more installments, upon the happening of certain events, upon the fulfillment of certain conditions, or upon such other terms and conditions as the Committee shall determine.

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                5.       NON-EMPLOYEE DIRECTOR OPTIONS.

                (a)       AUTOMATIC GRANT.   In addition to any other Award which may be granted under the Plan, each Eligible Director shall receive automatically a Nonqualified Option to purchase 5,000 Shares or such other number of Shares, not to exceed 15,000 Shares, as determined from time to time by the Committee on the date of each annual meeting of shareholders of the Company at which such person is elected to serve on the Board.

                (b)       VESTING; TERM.    Options granted under this Section shall be exercisable in full six months after the date of grant of the Option. Each Option granted under this Section and all rights and obligations thereunder shall, subject to the provisions of Section 5(d) herein, expire ten years from the date of grant of the Option.

(c) EXERCISE PRICE. The exercise price per Share for all Options granted under this Section shall be the Fair Market Value of one Share on the date the Option is granted.

(d) TERMINATION.

                (i)       In the event that an Recipient of an Option granted under this Section shall cease to be a director of the Company for any reason other than his or her gross and willful misconduct, such Recipient, or in the case of death or disability, such Recipient’s guardians, administrators or personal representatives, shall have the right to exercise the Option granted under this Section at any time for the remainder of the term of the Option to the extent of the full number of shares the Recipient was entitled to purchase under the Option on the date of such termination, subject to the condition that no Option shall be exercisable after the expiration of the term of the Option.

                (ii)       In the event that an Recipient of an Option granted under this Section shall cease to be a director of the Company by reason of his or her gross and willful misconduct during the course of his or her service as a director of the Company, including but not limited to wrongful appropriation of funds of the Company, or the commission of a gross misdemeanor or felony, the Option granted under this Section shall be terminated as of the date of the misconduct.

                6.       RESTRICTED STOCK AWARDS.

                (a)       GRANT OF RESTRICTED STOCK.    The Committee may grant to any eligible Recipient Shares subject to restrictions of this Section (“Restricted Stock”). Subject to the provision of the Plan and the Award Agreement, at the time of the grant of Restricted Stock, the Committee shall determine the period during which the Shares awarded as Restricted Stock shall be subject to the risk of forfeiture and other terms and conditions (the “Restriction Period”) as the Committee may specify. The Committee may, at any time, accelerate the date of lapse of restrictions with respect to all or any part of the shares awarded to a Recipient. Recipients of Restricted Stock shall not be required to make any payment or provide consideration other than: (a) the rendering of services; (b) as provided in the agreement evidencing the Restricted Stock or (c) any Federal, state, or local taxes of any kind required by law to be withheld with respect to the Restricted Stock.

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                (b)       RESTRICTED STOCK HELD BY COMPANY.    The Restricted Stock shall be held by the Company during the Restriction Period and no rights therein may be transferred, gifted, or otherwise alienated or hypothecated during the Restriction Period. If the Restricted Stock is maintained in uncertificated form, the Company shall denote such shares as being subject to restrictions as set forth in the agreement evidencing the Restricted Stock as part of the book entry of the Restricted Stock on the Company’s Common Stock records.

                (c)       RIGHTS AS SHAREHOLDER.    Except as provided in this Section or as otherwise provided in the Agreement, the Recipient of Restricted Stock shall have, with respect to the Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash or stock dividends. The Committee, in its sole discretion, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional Shares (to the extent Shares are available under Section 1), subject to the same restrictions as the shares of Common Stock on which such dividends were issued. The Company shall mark its Common Stock records that the Recipient of Restricted Stock is the owner of unrestricted Common Stock promptly after, and only after, the Restriction Period shall have expired without forfeiture in respect of such shares of Restricted Stock.

                7.           STOCK APPRECIATION RIGHTS.

                (a)       GRANT.    An Award of Stock Appreciation Rights may be granted to a Recipient either alone or in conjunction with all or part of any Option granted under the Plan. In the case of an Award in conjunction with a Non-Qualified Option, such Award may be granted either at or after the time of the grant of such Option. In the case of an Award in conjunction with an Incentive Option, such Award may be granted only at the time of the grant of such Option. The provisions of Awards of Stock Appreciation Rights need not be the same with respect to each Recipient.

                (b)       EXERCISE; PAYMENT.    The Recipient may exercise a Stock Appreciation Right by surrendering the applicable portion of the Award. A Stock Appreciation Right granted in connection with an Incentive Option may be exercised only if and when the market price of the Shares subject to the Incentive Option exceeds the exercise price of such Option. Upon the exercise of a Stock Appreciation Right, the Recipient shall be entitled to receive the excess of the Fair Market Value of one Share on the date of exercise over the Fair Market Value on the date of grant of the Award (or, in the case of an Award in connection with an Option, the exercise price per share specified in the related Option), multiplied by the number of Shares with respect to which the Stock Appreciation Right has been exercised, provided, however, that the Committee shall have the discretion to determine whether the payment in made in the form of cash or Shares, or a combination thereof, subject to the provisions of Section 18 of the Plan.

                (c)       TERMS AND CONDITIONS.    Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the terms of Section 7(c)(i)-(iii) below:

                (i)       AWARD RELATED TO STOCK OPTIONS.    Stock Appreciation Rights granted in conjunction with an Option shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 4 of the Plan and the terms of the Option. Upon the termination or exercise of the related Option, the Stock Appreciation Right shall terminate and no longer be exercisable as to the number of Shares for which the related Option was exercised or terminated, except that a Stock Appreciation Right granted with respect to less than the total number of Shares covered by a related Option shall not be reduced and terminated until the exercise or termination of the related Option exceeds the number of shares not covered by the Stock Appreciation Right or the exercise of the Stock Appreciation Right. Likewise, upon the exercise of a related Stock Appreciation Right, the Option shall terminate and no longer be exercisable as to the number of Shares for which the related Stock Appreciation Right was exercised.

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                (ii)       TRANSFERABILITY.    Except as provided in the next sentence, Stock Appreciation Rights shall not be transferable except pursuant to the laws of descent upon death. Stock Appreciation Rights granted in conjunction with an Option shall be transferable only when and to the extent that the underlying Option would be transferable under Section 4(d) of the Plan.

                (iii)       APPLICATION OF CODE SECTION 409A.    If and to the extent that any provision of an Award of Deferred Stock is required to comply with Section 409A of the Code, such provision shall be administered and interpreted in a manner consistent with the requirements of such Section. If and solely to the extent that such provision as currently written would conflict with Section 409A of the Code, the Committee shall have the authority, without the consent of the Recipient, to administer the provision and to amend the Award with respect to that provision to the extent the Committee determines to avoid any portion of amounts owed to the Recipient being retroactively included in taxable income for any prior taxable year.

                8.       DEFERRED STOCK AWARDS.

                (a)       GRANT.    The Committee may grant a Recipient the right to receive Shares at the end of a specified Deferral Period, as defined below, or upon the achievement of specified performance criteria (“Deferred Stock”). Deferred Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the duration of the period (the “Deferral Period”) during which, and the conditions under which, receipt of the Shares will be deferred, and the Committee may also condition the receipt of Deferred Stock upon the attainment of specified performance goals. The provisions of Deferred Stock Awards need not be the same with respect to each Recipient.

                (b)       PAYMENT.    At the expiration of the Deferral Period, share certificates shall be delivered to the Recipient, or his legal representative, in a number equal to the shares covered by the Deferred Stock Award, subject to the provisions of Section 18 of the Plan.

                (c)       TERMS AND CONDITIONS.    The Award of Deferred Stock and the Shares of Deferred Stock shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the terms of Section 8(c)(i)-(iv) below:

(i) TRANSFERABILITY. Subject to the provisions of the Plan and the Agreement, Deferred Stock Awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period.

                (ii)       RIGHTS AS SHAREHOLDER.    An Award of Deferred Stock shall not be considered outstanding for any purpose, and no dividends, voting or other rights of a shareholder shall attach to such shares until such time as the Deferral Period has ended and the shares are issued to the Recipient.

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                (iii)       FORFEITURE; WAIVER.    Except as provided in the Agreement, upon termination of employment for any reason during the Deferral Period for a given Award, the Recipient shall forfeit the Deferred Stock in question. The Committee may, in its sole discretion, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all of the remaining deferral limitations imposed hereunder with respect to any or all of the Recipient’s Deferred Stock.

                (iv)       APPLICATION OF CODE SECTION 409A.    If and to the extent that any provision of an Award of Stock Appreciation Rights is required to comply with Section 409A of the Code, such provision shall be administered and interpreted in a manner consistent with the requirements of such Section. If and solely to the extent that such provision as currently written would conflict with Section 409A of the Code, the Committee shall have the authority, without the consent of the Recipient, to administer the provision and to amend the Award with respect to that provision to the extent the Committee determines to avoid any portion of amounts owed to the Recipient being retroactively included in taxable income for any prior taxable year.

                9.       PERFORMANCE STOCK.    The Committee may grant a Recipient the right to receive Shares upon the achievement of specified performance criteria or grant a Recipient unrestricted Shares in connection with the performance of services for or on behalf of the Company (“Performance Stock”). An Award of Performance Stock may be granted either alone or in addition to other Awards granted under the Plan. The Committee shall determine to whom Performance Stock will be granted, the number of Shares covered by the Award, the times or other conditions, including attainment of specified performance goals over a specified performance period upon which an Award will no longer be subject to forfeiture, and all other conditions of the Award not inconsistent with the terms of the Plan. The provisions of Performance Stock Awards need not be the same with respect to each Recipient. The Committee may, in its sole discretion, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all of the remaining performance criteria with respect to any or all of the Recipient’s Performance Stock. Upon the performance of the service or upon the achievement of the performance criteria (or waiver as provided above), the Committee shall issue share certificates equal to the number of Shares provided for under the terms of the Award, subject to the provisions of Section 18 of the Plan.

                10.       AGREEMENTS.    Each Award granted pursuant to the Plan shall be evidenced by an agreement setting forth the terms and conditions upon which it is granted (the “Agreement”). Multiple Awards may be evidenced by a single Agreement. Subject to the limitations set forth in the Plan, the Committee may, with the consent of the Recipient, amend any Agreement to modify the terms or conditions governing the Award evidenced thereby.

                11.       ADJUSTMENTS.    In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, reclassification, combination, or exchange of shares or other similar corporate change, then if the Committee shall determine, in its sole discretion, that such change necessarily or equitably requires an adjustment in the number of Shares subject to Awards, in the exercise price of an Award or value of an Award, or in the maximum number of Shares subject to the Plan, such adjustments shall be made by the Committee and shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made in connection with the issuance by the Company of any Common Stock, warrants, rights, or options to acquire additional Common Stock or of securities convertible into Common Stock.

                12.       MERGER, CONSOLIDATION, REORGANIZATION, LIQUIDATION, ETC.    Subject to the provisions of the agreement evidencing any Award, if the Company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, the Board of Directors of the Company shall have the power to make any arrangement it deems advisable with respect to outstanding Awards and in the number of Shares subject to the Plan, which shall be binding for all purposes of the Plan, including, but not limited to, the substitution of new Awards for any Awards then outstanding, the assumption of any such Awards, and the termination of such Awards.

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                13.       EXPENSES OF PLAN.    The expenses of administering the Plan shall be borne by the Company and its Affiliates.

                14.       RELIANCE ON REPORTS.    Each member of the Committee and each member of the Board of Directors shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any person or persons other than himself. In no event shall any person who is or shall have been a member of the Committee or of the Board of Directors be liable for any determination made or other action taken or omitted in reliance upon any such report or information, or for any action taken or omitted, including the furnishing of information, in good faith.

                15.       RIGHTS AS SHAREHOLDER.    Except to the extent otherwise specifically provided herein, no Recipient of any Award shall have any rights as a shareholder with respect to Shares sold or issued pursuant to the Plan until certificates for such Shares have been issued to such Recipient.

                16.       GENERAL RESTRICTIONS.    Each Award granted pursuant to the Plan shall be subject to the requirement that if, in the opinion of the Committee:

(a) the listing, registration, or qualification of any Shares related thereto upon any securities exchange or under any state or federal law;

(b) the consent or approval of any regulatory body; or

(c) an agreement by the Recipient with respect to the disposition of any such Shares;

is necessary or desirable as a condition of the issuance or sale of such Shares, such Award shall not be consummated unless and until such listing, registration, qualification, consent, approval, or agreement is effected or obtained in form satisfactory to the Committee.

                17.       EMPLOYMENT RIGHTS.    Nothing in the Plan, or in any agreement entered into hereunder, shall confer upon any employee or director the right to continue to serve as an employee or director of the Company or an Affiliate, or affect the right of the Company or an Affiliate to terminate such employee’s or director’s services at any time, with or without cause.

                18.       WITHHOLDING.    If the Company proposes or is required to issue Shares pursuant to the Plan, it may require the Recipient to remit to it, or may withhold from such Award or from the Recipient’s other compensation, an amount, in the form of cash or Shares, sufficient to satisfy any applicable federal, state, or local tax withholding requirements prior to the delivery of any certificates for such Shares.

                19.       AMENDMENTS.    The Board of Directors of the Company may at any time, and from time to time, amend the Plan in any respect, except that no amendment:

(a) increasing the number of Shares available for issuance or sale pursuant to the Plan (other than as permitted by Sections 8 and 9);

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(b) changing the classification of persons eligible to participate in the Plan or the definition of an “Affiliate”; or

(c) materially increasing the benefits accruing to participants under the Plan;

shall be made without the affirmative vote of shareholders holding at least a majority of the voting stock of the Company represented in person or by proxy at a duly held shareholders’ meeting.

                20.       EFFECTIVE DATE; DURATION.    The Plan shall become effective upon adoption by the Board of Directors, subject to the approval of the Company’s shareholders within twelve months from the date of such adoption.

                    No Awards shall be granted under the Plan after the earlier of: (a) the date on which the Plan is terminated by the Board of Directors of the Company; or (b) May 21, 2013. Awards outstanding at the termination or expiration of the Plan may continue in accordance with their terms after such termination or expiration.

Approved by the Board of Directors on April 4, 2003.
Approved by Shareholders on May 21, 2003.
Amended by the Board of Directors on February 24, 2005.
Approved by the Shareholders on May 17, 2005